Exhibit 99.2

News Release

Contact:	Investors: Michael Grant—Managing Director, Investor Relations—(615) 263-6957 Media: Steve Owen—Vice President, Communications—(615) 263-3107

CORECIVIC ANNOUNCES RESUMPTION OF OPERATIONS AT SOUTH TEXAS

FAMILY RESIDENTIAL CENTER IN DILLEY, TEXAS

Brentwood, Tenn. – March 5, 2025 – CoreCivic, Inc. (NYSE: CXW) (“CoreCivic”) announced today that it has agreed under an amended intergovernmental services agreement (IGSA) between the City of Dilley, Texas, and U.S. Immigration and Customs Enforcement (ICE) to resume operations and care for up to 2,400 individuals at the South Texas Family Residential Center in Dilley, Texas (the Dilley Facility). Simultaneously, CoreCivic has entered into a new lease agreement with Target Hospitality Corporation (Target), the owner of the facility, over a period co-terminus with the ICE agreement.

The Dilley Facility was purpose-built for ICE in 2014 to provide an appropriate setting for a family population. CoreCivic managed the Dilley Facility from its construction in 2014 through August 2024, when funding for the contract with ICE was terminated and the facility was idled. CoreCivic will again be responsible for providing residential services in an open and safe environment that offers residents indoor and outdoor recreational activities, life skills, counseling, group interaction, and access to religious and legal services. In addition, CoreCivic will assume the additional responsibility of onsite medical care. Food services will be provided by Target.

The amended IGSA expires in March 2030 and may be further extended through bilateral modification. The agreement provides for a fixed monthly payment in accordance with a graduated schedule to correlate with the activation of each neighborhood within the facility. Total annual revenue once fully activated is expected to be approximately $180 million, inclusive of medical services. We began pre-activation activities earlier this year and expect this award to be accretive to earnings beginning in the second quarter of 2025.

Damon T. Hininger, CoreCivic’s Chief Executive Officer, commented, “With this award and the additional capacity provided to ICE through four contract modifications we announced last week, we are grateful for the trust our government partner has placed in us. We have an extensive supply of available beds, either owned directly or provided by third parties like Target, that provides our government partners the flexibility to satisfy their immediate and long-term needs in a cost-effective manner. We are entering a period when our government partners — particularly our federal government partners — are expected to have increased demand. We anticipate continued robust contracting activity throughout 2025 that will help meet their growing needs.”

Patrick Swindle, CoreCivic’s President and Chief Operating Officer stated, “We are offering our staff the opportunity to transfer to the Dilley Facility and expect many who accept transfer opportunities will be professionals who previously provided services at the facility prior to its closure last year, expediting the activation process. We are also pleased to again work with Target, which has been a fantastic partner since our relationship began in 2014.”

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and believe we are the largest private owner of real estate used by government agencies in the United States. We have been a flexible and dependable partner for government for more than 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements may include such words as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Such forward-looking statements may be affected by risks and uncertainties in CoreCivic’s business and market conditions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Important factors that could cause actual results to differ are described in the filings made from time to time by CoreCivic with the Securities and Exchange Commission (“SEC”) and include the risk factors described in CoreCivic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 21, 2025. Except as required by applicable law, CoreCivic undertakes no obligation to update forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

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